Exhibit 99.1

INmune Bio Reports Statistically Significant Treatment Effect on Advanced White Matter MRI Biomarker in Phase 2 MINDFuL Alzheimer’s Trial

XPro1595 showed a highly significant treatment effect in the full mITT population (p=0.0028; d=0.46; n=200), demonstrating broad tissue-level target engagement and treatment-related biological effect.

Efficacy was further strengthened in biomarker-enriched patients with elevated levels of inflammation (p=0.0098; d=0.59; n=100) validating
INmune’s precision-medicine approach and directly aligning with the design of the Phase 2b/3 registrational program.

BOCA RATON, FL , June 02, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB), a late-stage biotechnology company focused on inflammation and immunology, today announced results from exploratory chi-separation (χ-separation) MRI imaging analyses from the MINDFuL Phase 2 clinical trial of XPro™ (XPro1595) in patients with early Alzheimer’s disease encompassing both mild cognitive impairment (MCI) and mild Alzheimer’s disease dementia.

The new MRI findings add to a growing body of evidence supporting XPro™’s precision-medicine development strategy, including the peer-reviewed publication of the Phase 2 MINDFuL results in NPJ Dementia, FDA End-of-Phase 2 alignment on an integrated Phase 2b/3 registrational pathway, and the recent grant of FDA Fast Track designation for XPro™ in early Alzheimer’s disease.

CJ Barnum, VP of Neuroscience at INmune Bio, further added, “What we are seeing in MINDFuL is consistency across nearly every domain we measured: cognition, neuropsychiatric symptoms, blood biomarkers, patient-reported outcomes, and now both MRI measures of brain quality, gray matter and white matter. The chi-separation result is the latest signal in that convergent picture, and it carries an additional layer of significance: across multiple independent preclinical models, XPro’s most reliable and reproducible effect has been on myelin biology. The MINDFuL chi-separation result demonstrates a treatment effect on myelin in the full study population that strengthens in patients with elevated inflammatory biomarkers. This is not a surprise finding. It is exactly what the preclinical work predicted. We look forward to presenting the complete dataset at AAIC 2026.”

BACKGROUND: White Matter Opportunity in Neurodegenerative Disease

Across multiple independent preclinical models of demyelination and neurological injury, white matter has consistently emerged as the most reliable and reproducible target of XPro™ response, with clear, documented effects on myelin volume and quality. While historical industry efforts in AD have focused heavily on gray matter pathology, white matter (WM) degeneration and myelin loss are increasingly recognized as fundamental, early contributors to cognitive decline. This structural degradation is not unique to Alzheimer’s; it represents a primary pathological signature across a broad spectrum of neurological and neurodegenerative conditions such as Multiple Sclerosis (MS), Vascular Dementia, traumatic brain injury, and many rare CNS diseases where neuroinflammation drives destruction of oligodendrocytes and myelin integrity.

Chi-separation MRI was included in the MINDFuL Phase 2 trial as a target engagement biomarker for white matter. This method was chosen given that the trial enrolled patients with MCI and mild AD, the disease stage at which white matter abnormalities are prominent and highly clinically relevant. Chi-separation is a recently validated imaging technique that resolves key challenges of conventional MRI myelin measurement and can be deployed across standard multi-site clinical infrastructure without requiring specialty scanners, making it a methodologically superior and operationally scalable measure of white matter biology.

Statistically Significant Biomarker Results

The blinded analysis, performed by an independent imaging core laboratory, revealed statistically significant treatment effect on myelin:

●	Full mITT Population (N=200): After 24 weeks of treatment, XPro™-treated participants showed a statistically significant difference in myelin compared to placebo (p=0.0028) with a medium effect size (Cohen’s d=0.46). This effect across the full treatment population reproduces XPro™’s most reliable preclinical signature, establishing target engagement in AD patients with a high degree of confidence.

●	Biomarker-Enriched AD Population (N=100): In patients with amyloid-positivity and two or more elevated inflammatory biomarkers at baseline, the treatment effect strengthened further to a medium-to-large effect size (Cohen’s d=0.59; p=0.0098). This is the patient profile most directly aligned with XPro™’s anti-neuroinflammatory mechanism.

“A statistically significant treatment effect on white matter across the full mITT population, strengthening further in inflammation-enriched patients, tells us that XPro™ is doing exactly what it is designed to do, with increased effect in patients we intend to treat in the registrational study,” said David Moss, Chief Executive Officer of INmune Bio.  “Importantly, by successfully targeting neuroinflammation to preserve and potentially repair white matter, these data do more than validate our current program, they provide a robust mechanistic foundation that expands the opportunities for XPro™ across a spectrum of other neurodegenerative and neuroinflammatory disease states where pathology is driven by the same inflammatory cascade.  With FDA Fast Track designation in hand, End-of-Phase 2 alignment secured, and an additional imaging biomarker result that further reinforces our patient selection strategy, we have systematically addressed several of the key uncertainties that have historically derailed programs in this space. We are building the registrational program on our strongest scientific footing to date and for our broader pipeline potential with XPro.”

AAIC 2026 Presentation

INmune Bio will present the complete chi-separation dataset from the MINDFuL study, including longitudinal trajectory analysis, subgroup characterization, dose-response analyses, and mechanistic interpretation at the Alzheimer’s Association International Conference (AAIC) 2026 which will take place July 12–15, 2026 in London, UK. The presentation will also include data from complementary advanced MRI endpoints in the MINDFuL imaging package. Additional details will be announced following the presentation.

Accelerated Registration Program Architecture

Following a successfully completed End-of-Phase 2 meeting, INmune Bio has secured regulatory alignment with the FDA on the design of its upcoming registrational program, establishing a clear, de-risked pathway toward commercial submission. Supported by FDA Fast Track designation granted on May 14, 2026, the Phase 2b/3 seamless adaptive trial is engineered to support the registration of XPro™ in patients with early Alzheimer’s disease who carry biomarkers of inflammation.

The registrational strategy is also supported by the favorable safety profile observed in the Phase 2 MINDFuL trial, including no observed ARIA-E or ARIA-H, an important differentiating feature for a disease-modifying Alzheimer’s program focused on neuroinflammation rather than amyloid clearance.

●	Phase 2b Adaptive Advancement: The Phase 2b portion of the study will utilize the Early Alzheimer’s Disease Cognitive Composite (EMACC) and plasma pTau217 as rigorous, decision-gating endpoints. These metrics will dictate the adaptive advancement of the program into the Phase 3 cohort.

●	Phase 3 Registrational Evaluation: The Phase 3 portion is expected to evaluate definitive clinical outcomes, including the Clinical Dementia Rating Scale–Sum of Boxes (CDR-SB), which the FDA has raised no objections to using as the sole primary efficacy endpoint for the Phase 3 registrational portion of the program.

About XPro1595

XPro1595 is a next-generation inflammatory cytokine modulator that neutralizes soluble TNF (sTNF) without affecting transmembrane TNF (tmTNF) or its receptors. This selective targeting is designed to reduce neuroinflammation, a key driver of neurodegeneration in Alzheimer’s disease, while maintaining the protective immune functions of the body.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), late-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. Moving beyond early-stage exploration, the company’s clinical-development strategy centers on advanced precision medicine, matching drug mechanisms directly to patient biology to optimize clinical outcomes.

INmune Bio is actively advancing two late-stage product platforms toward registrational milestones:

1.   CORDStrom™: A proprietary, pooled, allogeneic, human umbilical cord-derived mesenchymal stromal cell (hucMSC) platform engineered to address the historical clinical challenges of donor variability and manufacturing inconsistency. Following successful clinical readouts in Recessive Dystrophic Epidermolysis Bullosa (RDEB), the platform is transitioning to regulatory filing phases, with a Marketing Authorization Application (MAA) scheduled for the UK MHRA and EU EMA in 2026, alongside a planned U.S. Biologics License Application (BLA) submission.

2.   XPro™: A Dominant-Negative Tumor Necrosis Factor (DN-TNF) platform that selectively neutralizes soluble TNF (sTNF) to eliminate neuroinflammation without compromising protective immune function. Backed by recently granted FDA Fast Track designation and successful regulatory alignment from an End-of-Phase 2 meeting, XPro™ is positioned for an integrated Phase 2b/3 seamless adaptive registrational program in neuroinflammation-enriched early Alzheimer’s disease.

To learn more about INmune Bio’s pipeline and its approach to harnessing the innate immune system, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including trial results, timing of key milestones, future plans or expectations, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDStrom™, XPro1595™ (XPro™, pegipanermin), and INKmune™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Executive Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com

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